REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Medicure Inc.

Under date of June 30, 2005, except as to Note 10, which is as of August 19, 2005, we reported on the consolidated balance sheets of Medicure Inc. (a Development Stage Enterprise) as at May 31, 2005 and 2004 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended May 31, 2005 and for the cumulative period from inception on September 15, 1997 to May 31, 2005 which consolidated financial statements are incorporated by reference in the prospectus dated May 12, 2006 included in the Registration Statement on Form F-10. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related supplemental note entitled “Item 18 - Reconciliation with United States Generally Accepted Accounting Principles” as set forth in the Registration Statement. This supplemental note is the responsibility of the Company’s management. Our responsibility is to express an opinion on this supplemental note based on our audits.

In our opinion, such supplemental note, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Signed “KPMG LLP”

Chartered Accountants

Winnipeg, Canada
June 30, 2005, except as to Note 10,
which is as of August 19, 2005